Exhibit 99.1

FOR IMMEDIATE RELEASE

Veritas Capital-backed Guidehouse Completes Acquisition of Navigant Consulting, Inc.

Combined Firm Offers Global Footprint, Deeper Expertise Across Key Markets and Broader Solutions Capabilities

WASHINGTON, D.C. – Oct. 11, 2019 – Guidehouse, a portfolio company of Veritas Capital and leading provider of management consulting services to government clients, today announced the completion of its acquisition of Navigant Consulting, Inc. The combined organization will operate under the Guidehouse name, and will be led by Scott McIntyre, Chief Executive Officer of Guidehouse, and practice team leaders from both companies.

This merger creates a unique consultancy with unparalleled scale in both regulated commercial end markets, as well as in the public sector that regulates those end markets. Upon the closing, Guidehouse is now a global organization with more than 7,000 employees in over 50 offices worldwide. The combination significantly deepens the industry expertise that Guidehouse delivers to its clients, across both the commercial and government sectors, in the highly regulated industries of healthcare, financial services, energy, national security, and aerospace & defense.

“We are delighted to welcome all of our colleagues from Navigant,” said Scott McIntyre, CEO of Guidehouse. “Their significant commercial market expertise in healthcare, energy, and financial services complement the public sector strengths of Guidehouse, creating a new type of consultancy focused on driving cross-market advancements. Together we will serve our clients with distinction around the world, helping them address their most difficult challenges and identify their most promising opportunities in order to set a national agenda and drive global change. Increasingly, solutions to complex societal problems will require integrated problem solving between government and commercial entities. Guidehouse, with our combination of public and private sector expertise, is at the forefront of the emerging model of professional services that can address this new market opportunity.”

Ramzi Musallam, CEO and Managing Partner of Veritas Capital said, “Guidehouse is now a scaled, differentiated platform with world-class capabilities across both the commercial and public sectors. The deep, focused expertise in both industry and technology-enabled solutions delivers a truly unique services offering in the management consulting marketplace.”

The transaction was announced on August 2, 2019 and received approval from Navigant shareholders on October 10, 2019. Under the terms of the agreement, Navigant shareholders will receive $28.00 in cash for each share of Navigant common stock they hold. As a result of the completion of the transaction, shares of Navigant common stock were removed from listing on the New York Stock Exchange (“NYSE”), with trading in Navigant shares suspended prior to the opening of business on October 11, 2019.

About Guidehouse

Guidehouse is a leading global provider of consulting services to the public and commercial markets with broad capabilities in management, technology, and risk consulting. We help clients address their toughest challenges with a focus on markets and clients facing transformational change, technology-driven innovation and significant regulatory pressure. Across a range of advisory, consulting, outsourcing, and technology/analytics services, we help clients create scalable, innovative solutions that prepare them for future growth and success. Headquartered in Washington DC, the company has more than 7,000 professionals in more than 50 locations. Guidehouse is led by seasoned professionals with proven and diverse expertise in traditional and emerging technologies, markets and agenda-setting issues driving national and global economies. For more information, please visit: www.guidehouse.com.

About Veritas Capital

Veritas is a leading private investment firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace & defense, healthcare, software, national security, communications, energy, government services and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas and its current and past investments, visit www.veritascapital.com.

Contact:

For Guidehouse:

Suzanne Dawson / Cecile Fradkin

S&C Public Relations

(646) 941 9140

sdawson@scprgroup.com / cfradkin@scprgroup.com

Timothy Blair

Guidehouse

(303) 383-7344

timothy.blair@navigant.com

For Veritas Capital:

Andrew Cole / Julie Rudnick / David Millar

Sard Verbinnen & Co

(212) 687-8080

veritascapital-SVC@sardverb.com

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